UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2017

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 15, 2017, American Railcar Industries, Inc. (“ARI” or the “Company”) entered into a Consulting Services Agreement (the “Agreement”) with American Railcar Leasing LLC (“ARL”), a company controlled by Mr. Carl Icahn, ARI’s principal beneficial stockholder through Icahn Enterprises L.P. (IELP). The Agreement was unanimously approved by the independent directors of ARI’s audit committee.
Pursuant to the terms and conditions of the Agreement, ARI will provide customer service and engineering services (collectively referred to as “Services”) to ARL, upon ARL's request. In order to provide the Services, ARI may designate and cause one or more of its employees to provide the Services to ARL as provided in the Agreement. In exchange for the Services to be performed under the Agreement, ARL will pay to ARI a total weekly fee calculated based on hours worked multiplied by an agreed upon rate for each of the Services performed. In addition, ARL will reimburse ARI for all reasonable and documented costs and expenses incurred in accordance with the Agreement.
This Agreement is terminable by ARI or ARL upon five business days’ prior written notice with respect to any or all of the Services. Unless previously terminated prior thereto, this Agreement will automatically terminate on the date that the sale of ARL’s equity interests to SMBC Rail Services LLC occurs. Additional information about the ARL sale and the transition from ARL to ARI of the management of ARI's railcars can be found in ARI's Current Report on Form 8-K filed with the SEC on December 19, 2016.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)    Resignation of Director
On February 17, 2017, Jonathan Christodoro resigned from the Board of Directors of the Company. Mr. Christodoro's resignation from the Board of Directors of the Company was not a result of any disagreement with the Company or the Company’s Board of Directors.
(d)    Election of Director
Effective as of February 17, 2017 the Board of Directors of the Company, pursuant to the Company’s Bylaws (i) elected Michael Nevin to fill the vacancy created by Mr. Christodoro's resignation, and (ii) appointed Mr. Nevin to replace Mr. Christodoro on the compensation committee of the Board of Directors.
Mr. Nevin, 33, has been employed as a Financial Analyst at IELP (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion) since July 2015.  Mr. Nevin is responsible for analyzing and monitoring portfolio companies for IELP. Prior to that time, Mr. Nevin was employed by Jefferies LLC as a Research Analyst from April 2014 to July 2015 covering the utilities sector. Mr. Nevin was also employed by JP Morgan Investment Bank in various roles from March 2009 to April 2015. Mr. Nevin has been a director of: Conduent Incorporated, a provider of business process outsourcing services, since December 2016; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since December 2016; and Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components, since February 2016. Ferrous Resources and Federal-Mogul are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has non-controlling interests in Conduent through the ownership of securities. Mr. Nevin received his B.S. from Drexel University.
There are no arrangements or understandings between Mr. Nevin and any other persons pursuant to which he was selected as a director of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 9.01 Financial Statements and Exhibits
(d)Exhibits

Exhibit Number	Description
Exhibit 10.1	Consulting Services Agreement dated as of February 15, 2017 by and between American Railcar Industries, Inc. and American Railcar Leasing LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 21, 2017		American Railcar Industries, Inc.

	By:	/s/ Luke M. Williams
	Name:	Luke M. Williams
	Title:	Senior Vice President, Chief Financial Officer and Treasurer